THIS AGREEMENT for a loan is made on the  20th day of December, 1999

BETWEEN JOONDALUP LIMITED, a company incorporated in the Isle of Man whose registered address is at International House, Castle Hill, Victoria Road, Douglas, Isle of Man, British Isles as "Lender";

                  STAR CRUISES PLC, a company incorporated in the Isle of Man whose registered address is at International House, Castle Hill, Victoria Road, Douglas, Isle of Man, British Isles as "Borrower".

WHEREBY IT IS AGREED AS FOLLOWS:-

FACILITY

1.    Amount

      At the request of the Borrower, First Lender shall advance a sum of United States Dollar Two Hundred and Sixty Million only (USD260,000,000-00) ("Principal Sum") respectively to the Borrower upon the terms of this agreement.

2.       Availability

2.1 The Principal Sum shall be advanced to the Borrower on 17th December, 1999 ("Advance").

3.       Interest

3.1      Interest periods - ("Interest Period")

         (A) Length of periods: Interest will accrue on the Advance by reference to successive periods chosen by the First Lender and Second Lender. These periods may be of 1,3 or 6 months or such other period as may be mutually agreed upon.

3.2      Rate of Interest

         The rate of interest applicable to an Interest Period shall be the Cost of Funds incurred by the Lender plus 4% per annum.

3.3      Payment of Interest

         Subject to clause 5.1 herein, the Borrower agrees to pay interest on the outstanding Principal Sum and any outstanding amount due and payable by the Borrower on the last day of each Interest Period.

3.4      Repayment

         Subject to clause 5.1 herein, the Borrower agrees to repay the principal amount borrowed on demand by the Lender.



4.       Fees and Expenses

         The Borrower agrees to pay all incidental costs and expenses incurred by the Lender in connection with the loan herein granted.

5.       Subordination

5.1 The Lender agree to enter into a Subordination Deed with the Borrower and ABN AMRO Bank N.V("Security Agent") in the form approved by the Security Agent in relation to the Loan Agreement dated 19th December, 1999 between the Borrower and the Lenders thereunder.

6.       Preservation of Lenders' rights

6.1 Any indulgence given by the Lender shall not constitute or be deemed to operate as a waiver of or prejudice the Lender's rights against the Borrower in respect of any breach by the Borrower of its obligations hereunder.

7.       Governing law

         This agreement shall be governed and construed in accordance with the laws of the Isle of Man.


IN WITNESS HEREOF, the parties hereby execute this agreement on the date set forth hereinabove.

/s/ Nigel John Carter
-----------------------------
NIGEL JOHN CARTER
for and on behalf of
JOONDALUP LIMITED


/s/ Gerard Lim Ewe Keng
----------------------------
GERARD LIM EWE KENG
for and on behalf of
STAR CRUISES PLC